EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
Item C:

(a) A Special Meeting of Shareholders (the "Meeting") of the Small Company Value II Fund (the "Acquired Fund") was held on May 25, 2001 to approve the Agreement and Plan of Reorganization (the "Plan") providing that (i) the Acquired Fund would transfer to Credit Suisse Warburg Pincus Small Company Value II Fund (the "Acquiring Fund"), a series of Credit Suisse Warburg Pincus Capital Funds, all of the Acquired Fund's assets in exchange for shares of the Common Class of the Acquiring Fund and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, (ii) such shares of the Acquiring Fund would be distributed to shareholders of the Acquired Fund in liquidation of the Acquired Fund, and (iii) the Acquired Fund would subsequently be dissolved. At the Meeting, shareholders of the Acquired Fund approved the Plan as set forth in item C hereto.

(b) Not applicable.

(c) See below.

FOR		1,042,238.674 shares (50.186%)
AGAINST	   34,051.254 shares  (1.64%)
ABSTAIN	   41,736.948 shares  (2.01%)